Exhibit 99.1

Spero Announces Positive Interim Phase 1 SAD/MAD Results for SPR994

•	Clinical data demonstrate SPR994 to be well tolerated at single and multiple ascending doses

•	Data support selection of SPR994 300 mg TID dose for use in a pivotal Phase 3 clinical trial, planned to initiate around year-end 2018

CAMBRIDGE, Mass., July 9, 2018 – Spero Therapeutics, Inc. (Nasdaq: SPRO) (Spero), a multi-asset clinical-stage biopharmaceutical company focused on developing and commercializing novel antibiotics to treat multi-drug resistant bacterial infections, today reported positive results from an interim analysis of its ongoing single ascending dose (SAD) and multiple ascending dose (MAD) Phase 1 clinical trial of SPR994, its investigational oral carbapenem product candidate designed for the treatment of Gram-negative infections, in healthy volunteers. The data demonstrate that SPR994 has a favorable safety, pharmacokinetic and pharmacodynamic profile that supports the advancement of SPR994 to a pivotal Phase 3 clinical trial at a 300 mg dose administered three times per day (TID).

“We are encouraged by interim results of the Phase 1 trial that we believe show compelling pharmacokinetics, safety and tolerability for SPR994,” said Ankit Mahadevia, M.D., CEO of Spero Therapeutics. “The rapid emergence of resistant organisms has created a major need for an oral treatment option that can effectively treat patients who are currently only candidates for IV therapy. We believe the data provide strong support for our planned pivotal Phase 3 clinical trial of oral SPR994, with IV ertapenem as a comparator, for the treatment of complicated urinary tract infections (cUTI), which we intend to initiate around year-end 2018 subject to feedback from the FDA in a pre-Phase 3 meeting.”

The Phase 1 clinical trial of SPR994 is assessing the safety, tolerability and pharmacokinetics of orally administered SPR994. Interim Phase 1 results from the SAD portion of the trial demonstrate SPR994 to be well tolerated at doses ranging from 100 mg to 900 mg daily, with linear human pharmacokinetics over the dose range tested. The data also show that the mean free drug plasma concentrations of tebipenem, the active metabolite of SPR994, remained above the MIC90 for the relevant bacterial pathogens for >50% of an 8-hour dosing interval (three-times daily administration), consistent with the targeted therapeutic range observed in Spero’s hollow fiber experiments. The pharmacokinetic profile of SPR994 observed to date in both the SAD and MAD portions of the trial provides evidence supporting SPR994’s administration without regard to meals. Urine concentration data support the use of SPR994 to treat cUTI, with peak urine concentrations 100-fold higher than maximum concentrations in plasma.

No serious adverse events have been reported in the Phase 1 clinical trial to date. Oral administration of SPR994 has been well tolerated at all doses tested and results are consistent with available clinical and post-marketing data for Orapenem® and other approved IV carbapenem antibiotics. Orapenem® is currently approved in Japan for the treatment of pediatric infections and has the same orally bioavailable active ingredient as SPR994.

To date, the Phase 1 clinical trial has enrolled 115 healthy adult volunteers into 14 SAD cohorts and 1 MAD cohort. The SAD portion of the Phase 1 clinical trial is evaluating formulations of SPR994 at single doses ranging from 100 mg to 900 mg daily. The MAD portion of the trial is designed to assess the safety, tolerability and pharmacokinetics of SPR994 administered orally to healthy volunteers for 14 days. The initial MAD cohort received 300 mg of SPR994 administered three times per day and the MAD portion of the trial will continue to dose escalate to determine the maximum tolerated dose (MTD).

Spero expects to report final data from the MAD portion of the Phase 1 clinical trial in the third quarter of 2018 and request a pre-Phase 3 meeting with the U.S. Food and Drug Administration (FDA) in the second half of 2018. Following discussions with the FDA, Spero plans to initiate a pivotal Phase 3 clinical trial of SPR994 for the treatment of cUTI around year-end 2018, in line with previous guidance. Given the overall exposure and safety parameters observed with SPR994 in the Phase 1 SAD/MAD clinical trial to date, Spero believes that 300 mg TID is a viable dose to advance SPR994 to a pivotal Phase 3 clinical trial for the treatment of cUTI. The pivotal Phase 3 clinical trial will be designed as a double-blind, double-dummy, non-inferiority trial of oral SPR994 versus IV ertapenem, a carbapenem most commonly prescribed for cUTI, with the goal of evaluating non-inferiority to IV-administered ertapenem. Spero believes that the approval of an oral carbapenem with activity against resistant bacterial pathogens, including those exhibiting resistance to fluoroquinolones and cephalosporins, would support a shift in care of cUTI patients from the inpatient to the outpatient setting.

About SPR994

SPR994 is Spero’s novel investigational oral formulation of tebipenem, a carbapenem-class antibiotic marketed by Meiji Seika Pharma Co. Ltd. (Meiji) in Japan as Orapenem® since 2009 for common pediatric infections. Carbapenems are an important class of antibiotics because they have been demonstrated to be safe and effective against drug-resistant Gram-negative bacterial infections. Spero initiated a Phase 1 clinical trial of SPR994, designed as a double-blind, placebo-controlled, ascending dose, multi-cohort study, in healthy subjects in October 2017. The trial is assessing the safety, tolerability, and pharmacokinetics of SPR994 to enable dose selection for Spero’s planned pivotal Phase 3 clinical trial. Spero expects to report final data from the MAD portion of the Phase 1 clinical trial in the third quarter of 2018. Pending discussions from a pre-Phase 3 meeting with the FDA, which Spero plans to request in the second half of 2018, Spero plans to initiate a pivotal Phase 3 clinical trial of SPR994 for the treatment of cUTI around year-end 2018 in support of a new drug application (NDA). In preclinical studies, SPR994 has shown potent antibiotic activity against Gram-negative bacteria, including E. coli-producing extended-spectrum beta-lactamases (ESBLs) and ESBL-producing Klebsiella pneumoniae, similar to IV-administered ertapenem. Approximately 1,100 subjects have been dosed with tebipenem in clinical and pharmacologic studies conducted by Meiji during its development of tebipenem in Japan. In addition, available post-marketing outcomes data report the safety and efficacy of tebipenem in 3,540 pediatric patients with pneumonia, otitis media or sinusitis, and these data are consistent with the safety profile of tebipenem as observed in the clinical trial conducted by Meiji.

About Spero

Spero is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multidrug-resistant (MDR) bacterial infections.

Spero’s lead product candidate, SPR994, is designed to be the first broad-spectrum oral carbapenem-class antibiotic for use in adults to treat MDR Gram-negative infections.

Spero also has a platform technology known as its Potentiator Platform that it believes will enable it to develop drugs that will expand the spectrum and potency of existing antibiotics, including formerly inactive antibiotics, against Gram-negative bacteria. Spero’s lead product candidates generated from its Potentiator Platform are two intravenous, or IV,-administered agents, SPR741 and SPR206, designed to treat MDR Gram-negative infections in the hospital setting.

Spero is also advancing SPR720, its novel oral therapy product candidate designed for the treatment of pulmonary non-tuberculous mycobacterial infection.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs, including statements regarding management’s assessment of the results of such preclinical studies and clinical trials (including the ongoing SPR994 Phase 1 clinical trial), the timing of clinical data, Spero’s cash forecast and anticipated expenses, the sufficiency of its cash resources and the availability of additional non-dilutive funding from governmental agencies beyond any initially funded awards. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; the final results of the SPR994 Phase 1 clinical trial; whether Spero’s product candidates will advance through the preclinical development and clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether the conditions to our receipt of conditional funding under our government contracts are satisfied or such conditional funding is awarded to us; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the U.S. Securities Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Spero Investor Contact:

Sharon Klahre

Director, Investor Relations

857-242-1547

IR@sperotherapeutics.com